Exhibit 99.3

Article 8, Section 3 shall be amended as follows:

Section 3. Transfer Books and Record Date. The transfer books of the stocks of the corporation may be closed for such period, not exceeding 60 days, in anticipation of stockholders' meetings, or the payment of any dividend, or the making of any distribution, or the delivery of evidences of rights or evidences of interests arising out of any change, conversion or exchange of capital stock, as the Board of Directors may determine. In lieu of closing the transfer books, the Board of Directors may fix a day not more than 60 days prior to the day of holding any meeting of stockholders, or prior to the date fixed for the payment of any dividend, or the making of any distribution, or for the delivery of evidences of rights or evidences of interests arising out of any change, conversion or exchange of capital stock, as the day as of which stockholders entitled to notice of and to vote at such meeting, or to receive any such dividend, distribution, rights, or interests, shall be determined; and only stockholders of record on such day shall be entitled to notice of or to vote at such meeting, or to receive such dividend, distribution, rights or interests.